FORM 8-K
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549





                  CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                         THE SECURITIES EXCHANGE ACT OF 1934


                            Date of Report:  May 17, 1994


                                     MAXXAM INC.
                (Exact name of Registrant as Specified in its Charter)




                                       Delaware
                    (State or other jurisdiction of incorporation)




                                        1-3294
                               (Commission File Number)




                                      95-2078752
                       (I.R.S. Employer Identification Number)




            5847 San Felipe, Suite 2600
                  Houston, Texas
               (Address of Principal                      77057
                 Executive Offices)                     (Zip Code)


            Registrant's telephone number, including area code: (713) 975-
          7600



          Item 5.   Other Events.           Item 5.   Other Events.

                    On May 17, 1994, MAXXAM Inc. (the "Company") and The Pacific Lumber Company ("Pacific Lumber") announced that an agreement in principle had been reached to settle class and related individual claims brought by former stockholders of Pacific Lumber against the Company, its subsidiaries MAXXAM Group Inc. ("MGI") and Pacific Lumber, former directors of Pacific Lumber, and others concerning MGI's acquisition of Pacific Lumber. The settlement would cover the Fries State, Omicini, Thompson State, Russ, Fries Federal, Thompson Federal, Boesky and American Red Cross actions described under Item 3, "Legal Proceedings -- Merger Litigation" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993. Of the pending approximately $52.0 million settlement, approximately $33.0 million would be paid by insurance carriers of the Company and Pacific Lumber, approximately $14.8 million would be paid by Pacific Lumber, and the balance would be paid by other defendants and through the assignment of a related claim. The settlement is subject to certain contingencies, including a fairness hearing which will be held at a yet unspecified time in the United States District Court, Southern District of New York (notice of which hearing will be furnished to claimants). The above described cash payments have been paid into the registry of the court pending satisfaction of these contingencies.

                    Management believes the settlement of these claims is in the best interest of the Company. The Company expects to record in the second quarter of 1994 a loss of approximately $14.9 million related to the settlement and associated costs, net of benefits for federal and state income taxes. The Company believes the settlement will not have a material adverse effect on the Company's consolidated financial position.


                                      SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    MAXXAM INC.
                                                    (Registrant)




          Date:  June 2, 1994           By:      ANTHONY R. PIERNO
                                                 Anthony R. Pierno
                                             Senior Vice President and
                                                  General Counsel